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EXHIBIT 10.29

Youbet.com, Inc.
5901 DeSoto Avenue
Woodland Hills, California 91367

May 9, 2001

Robert M. Fell
Fell & Company, Inc.
3453 Padaro Lane
Carpinteria, California 93013

Dear Bob:

    The Compensation Committee of the Board of Directors on April 12, 2001 and the Board of Directors on May 9, 2001 have approved the following amendments to the Amended and Restated Services Agreement dated as of March 1, 1999 (the "Services Agreement") between Fell & Company, Inc. ("FCI") and Youbet.com, Inc. (the "Company") as set forth below. Capitalized terms used herein without definition shall have the meanings set forth in the Services Agreement. All of the provisions of this letter agreement are subject to the execution of the proposed licensing agreement with ODS Technologies, L.P. and ODS Properties, Inc. and the related agreements under discussion (collectively, the "TVG Agreement"), and none of such provisions will become effective unless the TVG Agreement is so executed.

  1.
  Upon the execution of the TVG Agreement, the Base Fee will be increased by one hundred fifty thousand dollars ($150,000) retroactive to March 8, 2000.

  2.
  After the Company shareholders meeting relating to the authorization of certain warrants in connection with the TVG Agreement, FCI will be permitted to terminate the Services Agreement by giving notice to the Company within 90 days after the date of such shareholders meeting.

  3.
  If FCI terminates the Service Agreement as provided in paragraph 2 hereof, FCI will be entitled to receive a lump sum payment of two times the Base Fee (as increased pursuant to paragraph 1 hereof). Such payment will be payable to FCI within five days after the termination of the Services Agreement. In addition, the Company will continue to provide the benefits described in Section 3 C and D of the Service Agreement for a period of two years following the termination thereof if the Services Agreement is terminated as provided in paragraph 2 hereof. Any unvested stock options held by Robert M. Fell, the Robert M. Fell Living Trust and/or FCI (collectively, "Fell") will also immediately vest in full.

  4.
  Subject to the execution of the TVG Agreement, upon expiration or termination of the Services Agreement, as the case may be, and if Robert M. Fell is not serving as a director of the Company, Mr. Fell agrees to serve as a consultant to the Company through May 9, 2003. Such consulting services shall be at the request of the Company, upon mutually agreeable times, not to exceed ten hours per month, and Mr. Fell shall not receive any additional compensation for such services. In addition, subject to the execution of the TVG Agreement, at the request of the Board of Directors, Mr. Fell agrees to serve as Chairman of the Board of Directors through May 9, 2002.

  5.
  The Company has converted the term life insurance policy on Mr. Fell described in the Services Agreement to a whole life policy. The Company will make all payments required under the policy during the term of the Services Agreement. In addition, if the Services Agreement is terminated as provided in paragraph 2 hereof, the Company will continue to pay all premiums required to be paid thereunder for two years following the termination of the Services Agreement.

  6.
  Upon the execution of the TVG Agreement, the Company will amend the exercise price of seven hundred and fifty thousand (750,000) Company warrants, previously issued to Fell, to the market price as of April 12, 2001, determined by calculating the average closing price of the underlying stock for the ten (10) trading days prior to such date.

  7.
  Additionally, upon the execution of the TVG Agreement, the Company will amend the respective exercise prices of any remaining Company warrants and options, previously issued to Fell, to the current market price at that time, determined by calculating the average closing price of the underlying stock for the ten (10) trading days subsequent to the date the TVG Agreement is publicly announced.

    The Company will cooperate with FCI to minimize the tax consequences arising from the foregoing amendments.

    Except as amended hereby, the Services Agreement will remain in full force and effect. Please evidence your approval with the foregoing amendments by executing a copy of this letter and returning it to the undersigned.

Very truly yours,
Caesar P. Kimmel
Agreed and Accepted:
Fell & Company, Inc.
Robert M. Fell Youbet.com, Inc. 5901 DeSoto Avenue Woodland Hills, California 91367

Youbet.com, Inc.
5901 DeSoto Avenue
Woodland Hills, California 91367

As of June 29, 2001

Robert M. Fell
Fell & Company, Inc.
3453 Padaro Lane
Carpinteria, California 93013

Dear Bob:

    This letter is made with reference to that certain letter agreement (the "May 9 Letter") dated May 9, 2001, by and between Fell & Company, Inc. ("FCI") and Youbet.com, Inc. (the "Company"), with respect to amendments to the Amended and Restated Services Agreement dated as of March 1, 1999 (the "Services Agreement") between FCI and the Company. Capitalized terms used herein without definition shall have the meanings set forth in the May 9 Letter. The May 9 Letter is amended as follows:

  8.
  Numbered paragraph 2 of the May 9 Letter is amended to read in its entirety as follows:

      "After the Company shareholders meeting relating to the authorization of certain warrants in connection with the TVG Agreement, FCI will be permitted to terminate the Services Agreement by giving notice to the Company within one year after the date of such shareholders meeting."

  9.
  Numbered paragraphs 6 and 7 are deleted in their entirety and replaced with the following paragraph:

      "The Company will amend the exercise price of the one million two hundred thousand (1,200,000) Company warrants and three hundred thousand Company options, previously issued to Fell, to provide for an exercise price of $1.09 per share, the closing price of the underlying stock on the Nasdaq National Market on June 29, 2001."

    Except as amended by this letter, the May 9 Letter and the Services Agreement will remain in full force and effect. Please evidence your approval with the foregoing amendments by executing a copy of this letter and returning it to the undersigned.

Very truly yours,
Caesar P. Kimmel
Agreed and Accepted:
Fell & Company, Inc.
Robert M. Fell

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EXHIBIT 10.29